Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Paul Warburg Central Garden & Pet
925.948.3686

CENTRAL GARDEN & PET AGREES TO ACQUIRE FARNAM COMPANIES, INC.

Leading Branded Product Supplier in Equine Care Marketplace

Forms Animal Health Strategic Business Unit

Strengthens Animal Health Product Portfolio and Development Capabilities

WALNUT CREEK, CALIFORNIA, January 19, 2006 – Central Garden & Pet Company (NASDAQ: CENT) today announced that it has agreed to acquire the stock of Farnam Companies, Inc., for approximately $287 million, plus $4 million for the purchase of related real property.

Based in Phoenix, Arizona, Farnam is a leading manufacturer and marketer of innovative health care products primarily for horses, household pets and livestock sold through over-the-counter and veterinary channels. In addition to the internationally recognized Farnam umbrella brand, Farnam’s portfolio of industry leading brands includes Equicare®, ComboCare™, IverCare™, Endure®, and Repel-X® for horses; D-Worm™, BioSpot® and Scratchex® for household pets; and Adams™ and Bite Free™ insect controls for home and yard care.

“The strategic acquisition of Farnam and its extensive portfolio of highly efficacious animal health care products propels Central into the leadership position in the equine marketplace, and provides us with a significantly stronger presence in the broader animal health care industry” noted Glenn Novotny, President and Chief Executive Officer. “Farnam and Wellmark International, Central’s wholly owned subsidiary, will combine to form a new, industry leading animal health strategic business unit. The mission of the new strategic business unit is to launch new, innovative products that, we believe, will further enhance our leadership position in active ingredient based products and technologies for animal health.”

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In its fiscal year ending November 30, 2005, Farnam generated net sales of approximately $160 million. The acquisition is expected to be earnings neutral for fiscal 2006. The transaction is expected to close in Central’s second fiscal quarter ending March 2006 and is subject to satisfaction of regulatory requirements and other customary closing conditions.

Charles Duff, Farnam’s Chairman of the Board, stated, “I am delighted that Central Garden will be acquiring Farnam. Central’s markets, business operations and corporate culture are very compatible with those of Farnam, and we foresee a fast, seamless integration producing significant economic benefits for the combined companies. Equally important, we anticipate that the combination of these two fine companies will provide significant benefits to consumers and exciting opportunities for our channel partners in the future.”

Etkin & Company, Incorporated initiated the transaction and acted as exclusive financial advisor to Farnam and the Farnam shareholders in the sale of the business.

“For 60 years, consumers and animal health professionals alike have relied on Farnam for quality, innovative products to help care for their horses and household pets. It is one of the most trusted brands in the animal health industry,” concluded Mr. Novotny. “We look forward to working with the experienced Farnam management team to develop the next generation of animal health products to further enrich the bond between consumers and their animals.”

A conference call has been scheduled for 8:45 a.m. Eastern Time on Friday, January 20, 2006, to discuss this acquisition in more detail.

Individuals can access the call by dialing 1-866-543-6408 and passcode 470 37 734. Those individuals calling from outside the United States should dial 617-213-8899 and passcode 470 37 734.

Central Garden & Pet’s conference call will be simultaneously broadcast over the Internet through Central’s website, http://www.central.com. To listen to the webcast, please log on to the website prior to the scheduled call time to register and download any necessary audio software.

Re-play dial-in numbers for the call will be available for three weeks: 1-888-286-8010 and passcode 724 94 874 (domestic) and 617-801-6888 and passcode 724 94 874 (international).

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the pet and lawn and garden supplies markets. Our pet products include pet bird and small animal food, aquarium products, flea, tick, mosquito and other pest control products, edible bones, cages, carriers, pet books, and other dog, cat, reptile and small animal products. These products are sold under a number of brand names, including Kaytee, SuperPet, All-Glass Aquarium, Oceanic, Kent Marine, Energy Savers Unlimited, Zodiac, Pre-Strike, Altosid, Nylabone, TFH, Four Paws and Interpet. Our lawn and garden products include grass seed, wild bird food, weed and insect control products, and decorative outdoor patio products. These products are sold under a number of brand names, including Pennington, Norcal Pottery, New England Pottery, GKI/Bethlehem Lighting, Lilly Miller, Matthews Four Seasons, Cedar Works, AMDRO, Grant’s, Sevin and Over’n Out. For additional information on Central Garden & Pet, including access to the Company’s SEC filings, please visit the Company’s website at http://www.central.com/.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including future earnings guidance, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company’s Securities and Exchange Commission filings. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

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